Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies First Quarter Revenue Grows 94% Over Prior Year

LONGMONT, COLORADO, AUGUST 4, 2016 - UQM TECHNOLOGIES, INC. (NYSE MKT: UQM), a developer of alternative energy technologies, today announced operating results for the first quarter of fiscal year 2017. Total revenue for the quarter was $1.4 million compared to $741,000 in the first quarter last year, an increase of 94%. Net loss for the first quarter was $2.0 million, or $0.04 per common share. This compares to a net loss of $2.2 million, or $0.06 per common share for the same period last year.

“We are pleased with the results of the first quarter.  Revenue increased in our base North American business, with particular sales growth of our heavy-duty electric propulsion systems,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. ”We are starting to see some stabilization in the North American market as we prepare for the next phase of our business development in the Asia market.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended June 30, 2016. To attend the conference call, please dial 1-888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the passcode “58542553” to access the call. International callers should dial 1-647-427-3411. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 6:30 p.m. Eastern Time today. To access the playback call 1-855-859-2056 or 1-800-585-8367 and enter replay code “58542553#”. International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military and industrial markets. A major

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarter Ended June 30,
	2016	2015
Revenue:
Product sales	$1,173,261	$630,666
Contract services	261,820	109,863
	1,435,081	740,529
Operating costs and expenses:
Costs of product sales	759,089	577,446
Costs of contract services	236,949	64,798
Research and development	718,918	1,088,480
Selling, general and administrative	1,684,645	1,245,374
	3,399,601	2,976,098

Loss from operations	(1,964,520)	(2,235,569)

Other income:
Interest income	3,408	3,372
Other	7,082	7,946
	10,490	11,318

Net loss	$(1,954,030)	$(2,224,251)

Net loss per common share - basic and diluted	$(0.04)	$(0.06)

Weighted average number of shares of common stock outstanding - basic and diluted	48,346,344	40,040,673

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)

	June 30,	March 31,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$5,497,556	$7,030,230
Accounts receivable	679,460	481,404
Costs and estimated earnings in excess of billings on uncompleted contracts	71,689	60,296
Inventories	2,314,322	2,271,271
Prepaid expenses and other current assets	274,322	272,597
Total current assets	8,837,349	10,115,798

Property and equipment, at cost:
Land	1,683,330	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,105,194	7,089,332
	13,304,825	13,288,963
Less accumulated depreciation	(7,398,556)	(7,241,769)
Net property and equipment	5,906,269	6,047,194

Patent costs, net of accumulated amortization of $922,104 and $916,960, respectively	248,067	249,414

Trademark costs, net of accumulated amortization of $78,638 and $77,514, respectively	97,203	98,327

Noncurrent inventories	6,739,012	6,840,170

Total assets	$21,827,900	$23,350,903

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$818,613	$364,841
Other current liabilities	858,636	985,435
Total current liabilities	1,677,249	1,350,276

Other long-term liabilities	330,556	288,889

Total liabilities	2,007,805	1,639,165

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 75,000,000 shares authorized; 48,350,682 and 48,330,286 shares issued and outstanding, respectively	483,507	483,303
Additional paid-in capital	128,166,044	128,103,861
Accumulated deficit	(108,829,456)	(106,875,426)
Total stockholders’ equity	19,820,095	21,711,738

Total liabilities and stockholders’ equity	$21,827,900	$23,350,903

#End Table

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504  (303) 682-4900  FAX (303) 682-4901